NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER LETTER
TO ALL HOLDERS OF WARRANTS
TO PURCHASE COMMON STOCK OF

NAVIOS MARITIME HOLDINGS INC.

DECEMBER 28, 2006

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW WARRANTS YOU TENDER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 26, 2007, UNLESS THE OFFER IS EXTENDED.

THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

Navios Maritime Holdings Inc. (the ‘‘Company’’) is making an offer, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the ‘‘Offer’’), for a period of twenty (20) business days to the holders of the Company’s publicly traded warrants (the ‘‘Warrants’’) to purchase an aggregate of 49,571,720 shares of common stock par value $.0001 per share, (the ‘‘Common Stock’’), which were issued by International Shipping Enterprises, Inc., the Company’s legal predecessor, in its initial public offering, as follows:

•	To modify terms on which the Warrants can be exercised to increase temporarily the number of shares of Common Stock to be received upon exercise of a Warrant from one to 1.16 upon payment of the $5.00 exercise price; and

•	To modify terms on which the Warrants can be exercised to permit temporarily the exchange of 5.25 Warrants for one share of Common Stock.

NO FRACTIONAL SHARES WILL BE ISSUED. IF YOU ELECT TO EXERCISE WARRANTS AND YOUR EXERCISE RESULTS IN A FRACTIONAL SHARE OF COMMON STOCK TO BE ISSUED, YOU WILL RECEIVE THE MARKET VALUE OF SUCH FRACTIONAL SHARE BASED ON THE CLOSING PRICE OF THE COMMON STOCK ON THE DAY IMMEDIATELY PRECEDING THE EXPIRATION DATE.

UNEXERCISED WARRANTS SHALL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON DECEMBER 9, 2008.

IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EARLY EXERCISE OF THE WARRANTS, PROVIDED THAT THE COMPANY RESERVES THE RIGHT TO EXERCISE ITS ABILITY TO REDEEM THE WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE TERMS OF THE WARRANTS.

You may exercise some or all of your Warrants, and you may exercise your Warrants pursuant to either method identified above or through a combination of both methods.    If you want to exercise your Warrants in this Offer, please specify the method of exercise you are using. If you are using more than one method, please specify the number of Warrants for each method. Please follow the instructions in this document and the related documents, including the accompanying Letter of Transmittal.

The Offer to modify the terms on which the Warrants may be exercised will commence on December 28, 2006 (the date the materials relating to the Offer are first sent to the holders, the ‘‘Offer Date’’) through January 26, 2007 at 5:00 p.m., New York City time, (the ‘‘Expiration Date’’), at which point the original terms of the Warrants, including, but not limited to, the number of shares of Common Stock (one share) into which a Warrant may be exercised, shall resume and continue to apply until the Warrants expire by their terms on December 9, 2008.

THIS OFFER IS CONDITIONED UPON;

(A)	AT LEAST 50% OF THE OUTSTANDING WARRANTS (OR 24,785,860 WARRANTS), BEING EXERCISED PURSUANT TO THIS OFFER;

(B)	AT LEAST 20% OF THE WARRANTS BEING EXERCISED ARE EXERCISED PURSUANT TO THE METHOD WHEREBY A HOLDER EXERCISES BY EXCHANGING 5.25 WARRANTS FOR ONE SHARE OF COMMON STOCK; AND

(C)	THE EXISTENCE OF AN EFFECTIVE REGISTRATION STATEMENT ON FORM F-3 FOR THE ISSUANCE OF THE COMMON STOCK UPON EXERCISE OF THE WARRANTS.

NOTWITHSTANDING THE FOREGOING, THE COMPANY MAY, IN ITS DISCRETION, WAIVE THE CONDITION THAT 50% OF THE OUTSTANDING WARRANTS PARTICIPATE IN THE OFFER. IF THE COMPANY ELECTS TO WAIVE THIS CONDITION, THE EXPIRATION DATE WILL BE EXTENDED FOR AN ADDITIONAL TEN BUSINESS DAYS.

On December 28th, 2006, the Board of Directors of the Company approved the Offer to modify the terms on which the Warrants can be exercised.

A detailed discussion of the Offer is contained in this Offer Letter. The Company will accept for exercise all Warrants validly tendered, upon the terms and subject to the conditions of the Offer and the attached Letter of Transmittal.

IMPORTANT PROCEDURES

If you want to tender all or part of your Warrants, you must do one of the following before the Offer expires:

•	if your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Warrants for you;

•	if you hold Warrant certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantee, the certificates for your Warrants and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company, the depositary for this offer; or

•	if you are an institution participating in The Depository Trust Company, which we call the ‘‘book-entry transfer facility’’ in this document, tender your Warrants according to the procedure for book-entry transfer described in Section 2.

If you want to tender your Warrants but:

•	your certificates for the Warrants are not immediately available or cannot be delivered to the depositary; or

•	you cannot comply with the procedure for book-entry transfer; or

•	your other required documents cannot be delivered to the depositary before the expiration of the Offer; then you can still tender your Warrants if you comply with the guaranteed delivery procedure described in Section 2.

TO TENDER YOUR WARRANTS YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS DOCUMENT, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO OUR OFFER.

If you have any question or need assistance, you should contact Morrow & Co., Inc., the information agent for our offer. You may request additional copies of this document, the Letter of Transmittal or the Notice of Guaranteed Delivery from the information agent. Morrow & Co., Inc. may be reached at:

470 West Avenue
Stamford, CT 06902
(203) 658-9400
tender.info@morrowco.com
Banks and Brokerage Firms, Please Call: (203) 658-9400
Stockholders, Please Call Toll Free: (800) 607-0088

OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER. HOWEVER, NEITHER THE COMPANY OR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER TO EXERCISE WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO EXERCISE SOME OR ALL OF HIS OR HER WARRANTS.

Common Stock and Warrants are listed on the Nasdaq Global Market under the symbols BULK and BULKW, respectively. On December 27th, 2006, the last reported sale prices of such securities were $5.52 and $0.81, respectively. The Company also has a current trading market for its units. One unit consists of one share of Common Stock and two Warrants with each Warrant entitling the holder to purchase one share of Common Stock at an exercise price of $5.00 (a ‘‘Unit’’). The Units also trade on the Nasdaq Global Market under the symbol BULKU and on December 27th, 2006, the last reported sale price was $7.10. All of the currently outstanding publicly traded Warrants are the subject of this Offer, including those Warrants that are a part of the outstanding Units. If the Warrants you are tendering are part of Units held by you, then you must instruct your broker to separate the Warrants from the Units prior to tendering your Warrants pursuant to the Offer (For specific instructions regarding separation of Units, please see the letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients (the ‘‘Client Letter’’)).

Since announcing its dividend policy in November, 2005, the Company has paid a quarterly dividend of $0.0666 per share in each quarter thereafter. Although it is the Company’s current intent to do so, there can be no assurance that the Company will continue to pay such dividends.

Please direct questions or requests for assistance, or for additional copies of this Offer, Letter of Transmittal or other materials, in writing, to the Information Agent, Morrow and Co., Inc., 470 West Avenue, Stamford, CT 06902, or tender.info@morrowco.com.

THE DATE OF THIS OFFER IS DECEMBER 28th, 2006

SUMMARY

The Company	Navios Maritime Holdings Inc., a Marshall Islands corporation, with principal executive offices at 85 Akti Miouli Street, Piraeus, Greece 185 38.

The Warrants	As of December 27th, 2006, the Company has 49,571,720 Warrants outstanding that were issued by International Shipping Enterprises, Inc., the Company’s legal predecessor, in its initial public offering. The Warrants are exercisable for an aggregate of 49,571,720 shares of Common Stock of the Company. By their terms, the Warrants will expire on December 9, 2008.

Exercise Price	The Company is offering the holders of the 49,571,720 outstanding Warrants the opportunity to exercise such Warrants (i) at the warrant exercise price of $5.00 and receive 1.16 shares of Common Stock instead of one share, or (ii) by exchanging 5.25 Warrants for one share of Common Stock.

If Warrant holders choose to participate in the Offer, they may exercise any or all of such holder’s Warrants, pursuant to either method above, or a combination of both methods, pursuant to the terms of the Offer.

Cash Exercise Price	$5.00 to receive 1.16 shares of Common Stock. If your exercise results in a fractional share of Common Stock to be issued, such fractional share will be paid to you based on the closing price of the Common Stock on the date immediately preceding the Expiration Date.

Exercise by Exchange	Exchange 5.25 Warrants to receive one share of Common Stock. Exchanges for less than a whole share of Common Stock will be paid in cash as decribed in the Offer.

Expiration Date of Offer	5:00 p.m., U.S. Eastern Time on the evening of Friday, January 26th, 2007, unless extended by the Company.

How to Tender Warrants	To tender your Warrants, you must complete one of the actions described under ‘‘Important Procedures’’ before the Offer expires. You may also contact the Information Agent or your broker for assistance. The contact information for the Information Agent is Morrow and Co., Inc., 470 West Avenue, Stamford, CT 06902, tender.info@morrowco.com, stockholders, please call Toll Free: (800) 607-0088, banks and brokerage firms, please call: (203) 658-9400.

Exercise by Cash Payment	The exercise price of the Warrant is payable only by certified bank check or wire transfer of immediately available funds in accordance with the Company’s instructions and must accompany the Letter of Transmittal.

Exercise by Exchange Payment	Exchange exercise will require surrender of 5.25 Warrants for each share of Common Stock in accordance with the Company’s instructions and must accompany the Letter of Transmittal.

Rescission Rights	If you tender your Warrants and change your mind, you may rescind and withdraw your tendered Warrants at any time until the Expiration Date of the Offer. See Section 3.

Purpose of the Offer	The purpose of the Offer is to reduce the number of Warrants outstanding in order to provide greater certainty to investors and potential investors regarding the number of shares of Common Stock which are, and may become, outstanding. The Offer may also result in the Company raising additional capital. The Board believes that the substantial number of Warrants now outstanding creates confusion in the marketplace as well as opportunities for arbitrage that adversely affect the Company’s trading price.

Conditions of the Offer	The conditions to the Offer are;

(A)	that at least 50% of the outstanding Warrants, or 24,785,860 Warrants, be exercised;

(B)	at least 20% of the Warrants being exercised are exercised pursuant to the method whereby a holder exchanges 5.25 Warrants for one share of Common Stock;

(C)	the existence of an effective registration statement on Form F-3 for the issuance of the Common Stock upon exercise of the Warrants; and

(D)	each Holder delivers to the Company in a timely manner a completed Letter of Transmittal, along with the Holder’s Warrants and, in the case of a cash exercise, proper payment.

Notwithstanding the foregoing, the Company may, in its discretion, elect to waive the condition that at least one-half of the outstanding Warrants be tendered and in the event of such waiver, the Expiration Date will be extended for an additional ten business days.

Market Price of the Warrants	The Warrants and Common Stock are listed on the Nasdaq Global Market under the symbols BULKW and BULK, respectively. On December 27th, 2006, the last reported sale prices of the Warrants and Common Stock were $0.81 and $5.52, respectively. The Units also trade on the Nasdaq Global Market under the symbol BULKU and the last reported sales price of the Units on December 27th, 2006 was $7.10.

Further Information	Please direct questions or requests for assistance, or for additional copies of this Offer, Letter of Transmittal or other materials, in writing, to the Information Agent — Morrow and Co., Inc., 470 West Avenue, Stamford, CT 06902, or tender.info@morrowco.com.

INTRODUCTION

The Board of Directors of Navios Maritime Holdings Inc. (the ‘‘Company’’) is making an offer for a period of twenty (20) business days to the holders of the Company’s publicly traded warrants (the ‘‘Warrants’’) to purchase an aggregate of 49,571,720 shares of common stock par value $.0001 per share, (the ‘‘Common Stock’’), which were issued by International Shipping Enterprises, Inc., the Company’s legal predecessor, in its initial public offering, as follows:

•	To modify terms on which the Warrants can be exercised to increase temporarily the number of shares of Common Stock to be received upon exercise of a Warrant from one to 1.16 upon payment of the $5.00 exercise price; and

•	To modify terms on which the Warrants can be exercised to temporarily permit the exchange of 5.25 Warrants for one share of common stock.

NO FRACTIONAL SHARES WILL BE ISSUED. IF YOU ELECT TO EXERCISE WARRANTS AND YOUR EXERCISE RESULTS IN A FRACTIONAL SHARE OF COMMON STOCK TO BE ISSUED, YOU WILL RECEIVE THE MARKET VALUE OF SUCH FRACTIONAL SHARE BASED ON THE CLOSING PRICE OF THE COMMON STOCK ON THE DAY IMMEDIATELY PRECEDING THE EXPIRATION DATE.

The Offer to modify the terms on which the Warrants may be exercised will commence on December 28th, 2006 (the date the materials relating to the Offer are first sent to the holders, the ‘‘Offer Date’’), through January 26th, 2007 at 5:00 p.m., New York City time, (the ‘‘Expiration Date’’), at which point the original terms of the Warrants, including, but not limited to, the exercise price of $5.00 per share, shall resume and continue to apply until the Warrants expire by their terms on December 9, 2008.

ON THE EXPIRATION DATE OF THE OFFER, WARRANT HOLDERS WILL NO LONGER BE ABLE TO ACCEPT THE OFFER TO EXERCISE THE WARRANTS ON THE MODIFIED TERMS. FOLLOWING THE EXPIRATION DATE, THE ORIGINAL TERMS OF THE WARRANTS, INCLUDING, BUT NOT LIMITED TO, THE NUMBER OF SHARES OF COMMON STOCK (ONE SHARE) INTO WHICH A WARRANT MAY BE EXERCISED SHALL RESUME AND CONTINUE TO APPLY.

As of the date hereof, the Company has 49,571,720 Warrants outstanding that are subject to the Offer.

UNEXERCISED WARRANTS SHALL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON DECEMBER 9, 2008.

IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EARLY EXERCISE OF THE WARRANTS, PROVIDED THAT THE COMPANY RESERVES THE RIGHT TO EXERCISE ITS ABILITY TO REDEEM THE WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE TERMS OF THE WARRANTS.

The Company’s Warrants and Common Stock are listed on the Nasdaq Global Market under the symbols BULKW and BULK, respectively. On December 27th, 2006, the last reported sale prices of the Warrants and Common Stock were $0.81 and $5.52, respectively. The Company’s Units also trade on the Nasdaq Global Market under the symbol BULKU and the last reported sales price of the Units on December 27th, 2006 was $7.10.

If the Warrants you are tendering are part of Units held by you, then you must instruct your broker to separate the Warrants from the Units prior to tendering your Warrants pursuant to the Offer (For specific instructions regarding separation of Units, please see the Client Letter).

THE OFFER

Material Risks of Participating In the Offer

Participation in this Offer involves a number of potential risks, including but not limited to the risks identified in the Company’s Form 20-F for the fiscal year ended December 31, 2005. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisor as necessary before deciding whether or not to participate in this Offer. In addition, we strongly encourage you to read this Offer in its entirety and review the documents referred to in Sections 9, 12 and 13.

1.    GENERAL TERMS

Subject to the terms and conditions of the Offer, the Company is making an offer for a period of twenty (20) business days, to the holders of the Company’s Warrants, as follows:

•	To modify terms on which the Warrants can be exercised to increase temporarily the number of shares of Common Stock to be received upon exercise of a Warrant from one to 1.16 upon payment of the $5.00 exercise price; and

•	To modify terms on which the Warrants can be exercised to permit temporarily the exchange of 5.25 Warrants for one share of common stock.

NO FRACTIONAL SHARES WILL BE ISSUED, IF YOU ELECT TO EXERCISE WARRANTS AND YOUR EXERCISE RESULTS IN A FRACTIONAL SHARE OF COMMON STOCK TO BE ISSUED, YOU WILL RECEIVE THE MARKET VALUE OF SUCH FRACTIONAL SHARE BASED ON THE CLOSING PRICE OF THE COMMON STOCK ON THE DAY IMMEDIATELY PRECEDING THE EXPIRATION DATE.

A.    Period of Offer

The Offer will only be open for a period beginning on the Offer Date and ending on the Expiration Date. The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to holders of the Warrants who have not tendered any Warrants. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Warrants previously tendered will be deemed exercised as of the original Expiration Date. See Section 10.

IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EARLY EXERCISE OF THE WARRANTS, PROVIDED THAT THE COMPANY RESERVES THE RIGHT TO EXERCISE ITS ABILITY TO REDEEM THE WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE TERMS OF THE WARRANTS.

B.    Partial Exercise Permitted

If you choose to participate in the Offer, you may exercise less than all of your Warrants pursuant to the terms of the Offer.

WARRANTS NOT EXERCISED DURING THE PERIOD OF THE OFFER SHALL, AFTER THE EXPIRATION DATE, BE EXERCISABLE IN ACCORDANCE WITH THE GENERAL TERMS OF SUCH WARRANTS, AS THE TERMS OF SUCH WARRANTS EXISTED PRIOR TO THE COMMENCEMENT OF THIS OFFER.

UNEXERCISED WARRANTS SHALL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON DECEMBER 9, 2008.

C.    Payment Upon Cash Exercise

The exercise price of the Warrants exercised pursuant to the Offer will be payable only by bank check or wire transfer of immediately available funds in accordance with the Company’s instructions and must accompany the Letter of Transmittal.

D.    Exercise by Exchange

Exercising the Warrants by exchange will require surrendering 5.25 Warrants in accordance with the Company’s instructions and accompanied by the Letter of Transmittal.

E.    Combinations of Methods to Exercise

You may tender your Warrants by either method described in (C) or (D) above, or by a combination of both methods.

THIS OFFER IS CONDITIONED UPON;

(A)	AT LEAST 50% OF THE OUTSTANDING WARRANTS, OR 24,785,860 WARRANTS, BEING EXERCISED PURSUANT TO EITHER METHOD IDENTIFIED ABOVE OR THROUGH A COMBINATION OF BOTH METHODS;

(B)	AT LEAST 20% OF THE WARRANTS BEING EXERCISED ARE EXERCISED PURSUANT TO THE METHOD WHEREBY A HOLDER EXERCISES BY EXCHANGING 5.25 WARRANTS FOR ONE SHARE OF COMMON STOCK; AND

(C)	THE EXISTENCE OF AN EFFECTIVE REGISTRATION STATEMENT ON FORM F-3 FOR THE ISSUANCE OF THE COMMON STOCK UPON EXERCISE OF THE WARRANTS.

NOTWITHSTANDING THE FOREGOING, THE COMPANY MAY, IN ITS DISCRETION, WAIVE THE CONDITION THAT ONE-HALF OF THE OUTSTANDING WARRANTS PARTICIPATE IN THE OFFER. IF THE COMPANY ELECTS TO WAIVE THIS CONDITION, THE EXPIRATION DATE WILL BE EXTENDED FOR AN ADDITIONAL TEN BUSINESS DAYS.

NONE OF THE COMPANY, OR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE INFORMATION AGENT, MAKES ANY RECOMMENDATION TO ANY HOLDER OF A WARRANT AS TO WHETHER TO EXERCISE THEIR WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO EXERCISE THEIR WARRANTS.

2.    PROCEDURE FOR EXERCISING AND TENDERING WARRANTS

A.    Proper Exercise and Tender of Warrants

To exercise and tender Warrants validly pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees, must be received by the depositary at its address set forth on the last page of this document prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering Warrant holders. If delivery is by mail, we recommend registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Letter of Transmittal, the exercising Warrant holder must: (i) set forth his, her or its name and address; (ii) set forth the number of Warrants exercised and the method of exercise (either cash payment or exchange or a combination of the two); and (iii) set forth the number of the Warrant certificate(s) representing such Warrants.

Where Warrants are exercised by a registered holder of the Warrants who has completed either the box entitled ‘‘Special Payment Instructions’’ or the box entitled ‘‘Special Delivery Instructions’’ on the Letter of Transmittal, all signatures on the Letters of Transmittal must be guaranteed by an ‘‘Eligible Institution.’’

An ‘‘Eligible Institution’’ is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an ‘‘eligible guarantor institution,’’ as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended.

If the Warrants are registered in the name of a person other than the signer of the Letter of Transmittal, the Warrants must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the Warrants, with the signature(s) on the Warrants or stock powers guaranteed.

An exercise of Warrants pursuant to the procedures described below in this Section will constitute a binding agreement between the exercising holder of Warrants and the Company upon the terms and subject to the conditions of the Offer.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND WARRANTS, MUST BE MADE TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY.

NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY DELIVERY.    The depositary will establish an account for the shares at The Depository Trust Company (‘‘DTC’’) for purposes of the Offer within two business days after the date of this document. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the depositary’s account in accordance with DTC’s procedure for such transfer. Even though delivery of Warrants may be effected through book-entry transfer into the depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or an agent’s message in the case of a book-entry transfer, and any other required documentation, must in any case be transmitted to and received by the depositary at its address set forth on the last page of this document prior to the expiration date, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the depositary.

WARRANTS HELD THROUGH CUSTODIANS.    If Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, you must instruct that holder to exercise your Warrants on your behalf. A letter of instructions is included in these materials, and as an exhibit to the Schedule TO. The letter to custodians may be used by you to instruct a custodian to exercise and deliver warrants on your behalf.

Unless the Warrants being exercised are delivered to the depositary by 5:00 P.M., New York City time, on the Expiration Date accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted agent’s message, we may, at our option, treat such exercise as invalid. Issuance of Common Stock upon exercise of Warrants will be made only against the valid exercises of the Warrants.

GUARANTEED DELIVERY.    If you want to exercise your Warrants pursuant to the Offer but (i) your Warrants are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the depositary prior to the Expiration Date, you can still exercise your Warrants if all the following conditions are met:

•	the tender is made by or through an Eligible Institution;

•	the depositary receives by hand, mail, overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this document (with signatures guaranteed by an Eligible Institution); and

•	the depositary receives, within three Nasdaq Global Market trading days after the date of its receipt of the notice of guaranteed delivery,

•	the certificates for all tendered shares, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer as described above, and

•	a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the letter of transmittal.

In any event, the issuance of shares of Common Stock for Warrants exercised pursuant to the Offer and accepted pursuant to the Offer will be made only after timely receipt by the depositary of Warrants, properly completed, duly executed Letter(s) of Transmittal and any other required documents.

B.    Conditions of the Offer

The conditions to the Offer are;

(A)	that at least 50% of the outstanding Warrants (or 24,785,860 Warrants), be exercised;

(B)	at least 20% of the Warrants being exercised are exercised pursuant to the method whereby a holder exchanges 5.25 Warrants for one share of Common Stock;

(C)	the existence of an effective registration statement on Form F-3 for the issuance of the Common Stock upon exercise of the Warrants; and

(D)	each Holder delivers to the Company in a timely manner a completed Letter of Transmittal, along with the Holder’s Warrants and, in the case of a cash exercise, proper payment.

Notwithstanding the foregoing, the Company may, in its discretion, elect to waive the condition that at least one-half of the outstanding Warrants be tendered and in the event of such waiver, the Expiration Date will be extended for an additional ten business days.

C.    Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Warrants will be determined by the Company, in its sole discretion, and its determination shall be final and binding, subject to the judgment of any court. The Company reserves the absolute right, subject to the judgment of any court, to reject any or all tenders of Warrants that it determines are not in proper form or reject Warrants that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court, to waive any defect or irregularity in any tender of the Warrants. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

The exercise of Warrants pursuant to the procedure described above will constitute a binding agreement between the tendering Warrant holder and the Company upon the terms and subject to the conditions of the Offer.

D.    Signature Guarantees.

Except as otherwise provided below, all signatures on a Letter of Transmittal by a person residing in or tendering Warrants in the U.S. must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States which is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an ‘‘Eligible Institution’’). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Warrant(s) tendered therewith and such holder has not completed the box entitled ‘‘Special Delivery Instructions’’ or ‘‘Special Issuance Instructions’’ in the Letter of Transmittal; or (b) such Warrants are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

3.    RESCISSION RIGHTS

Tenders of Warrants made pursuant to the Offer may be rescinded at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open or is delayed in accepting for exercise any Warrants pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Company may retain all Warrants tendered, and tenders of such Warrants may not be rescinded except as otherwise provided in this Section 3.

To be effective, a written notice of rescission must be timely received by the depositary at their address identified in this Offer. Any notice of rescission must specify the name of the person who tendered the Warrants for which tenders are to be rescinded and the number of Warrants to be rescinded. If the Warrants to be rescinded have been delivered to the depositary, a signed notice of rescission must be submitted prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant holder) and the serial numbers shown on the particular certificates evidencing the Warrants to be rescinded. Rescission may not be cancelled, and Warrants for which tenders are rescinded will thereafter be deemed not validly tendered for purposes of the Offer. However, Warrants for which tenders are rescinded may be tendered again by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

A holder of Warrants desiring to rescind tendered Warrants previously delivered through DTC should contact the DTC participant through which such holder holds their Warrants. In order to rescind previously tendered Warrants, a DTC participant may, prior to the Expiration Date, rescind its instruction previously transmitted through the WARR PTS function of DTC’s ATOP procedures by (1) rescinding its acceptance through the WARR PTS function, or (2) delivering to the depositary by mail, hand delivery or facsimile transmission, notice of rescission of such instruction. The notices of rescission must contain the name and number of the DTC participant. A rescission of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the WARR PTS function to which such rescission relates. A DTC participant may rescind a tendered Warrant only if such rescission complies with the provisions described in this paragraph.

A holder who tendered their Warrants other than through DTC should send written notice of rescission to the depositary specifying the name of the Warrant holder who exercised the Warrants being rescinded. All signatures on a notice of rescission must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of rescission need not be guaranteed if the Warrants being rescinded are held for the account of an Eligible Guarantor Institution. Rescission of a prior Warrant tender will be effective upon receipt of the notice of rescission by the depositary. Selection of the method of notification is at the risk of the Warrant holder, and notice of rescission must be timely received by the depositary.

All questions as to the form and validity (including time of receipt) of any notice of rescission will be determined by the Company, in its sole discretion, which determination shall be final and binding, subject to the judgments of any courts that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of rescission or incur any liability for failure to give any such notification, subject to the judgment of any court.

4.    ACCEPTANCE FOR PAYMENT OF WARRANTS AND ISSUANCE OF SHARES

Upon the terms and subject to the conditions of the Offer, from the Offer Date to the Expiration Date, the Company will accept for exercise Warrants validly tendered. The Common Stock to be issued will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for exercise pursuant to the Offer after timely receipt by the depositary of certificates for Warrants either physically or through the book-entry delivery, a properly completed and duly executed Letter of Transmittal or manually signed photocopy thereof, and, (i) in the event of a cash exercise, a certified bank check or wire transfer of immediately available funds in accordance with the instruction herein in the amount of the purchase price of the Common Stock and (ii) in the event of an exchange, the surrender of Warrants being tendered.

For purposes of the Offer, the Company will be deemed to have accepted for exercise Warrants that are validly tendered and for which tenders are not rescinded, unless the Company gives written notice to the Warrant holder of its non-acceptance.

5.    BACKGROUND AND PURPOSE OF THE OFFER

A.    Information Concerning Navios Maritime Holdings Inc.

Overview

The Company is a large, global, vertically integrated seaborne shipping company transporting a wide range of drybulk commodities, including iron ore, coal, grain and fertilizer. The Company technically and commercially manages its owned fleet and commercially manages its chartered-in fleet. The Company charters its vessels to a diversified group of companies, including strong counterparties, such as BHP Billiton, Cargill International, Mitsui O.S.K. Lines and COSCO Bulk Carrier Co. The Company business was established by United States Steel Corporation in 1954, and the Company believes that it has built strong brand equity through over 50 years of experience working with raw materials producers, agricultural traders and exporters, and industrial end-users.

The Company has a modern fleet of 27 active vessels aggregating approximately 1.8 million deadweight tons, or dwt, and has contracted to take delivery of six additional vessels bringing its total controlled fleet to 33 vessels aggregating approximately 2.2 million dwt. Its fleet consists of Panamax and Ultra-Handymax vessels which are known to be highly flexible, capable of carrying a wide range of drybulk commodities and of being accommodated in most major discharge ports. The Company has a balanced strategy of owning and chartering-in vessels. Of the 27 active vessels in its fleet, the Company owns and operates 17 vessels, including seven Panamax (70,000-83,000 dwt) and ten Ultra-Handymax (50,000-55,000 dwt) vessels. In addition, the Company currently charters-in and commercially manages 20 vessels under long-term time charters, including eight Panamax and two Ultra-Handymax vessels. Historically, the Company has been able to charter-out vessels at attractive rates relative to its charter-in costs.

The vessels in its fleet are significantly younger than the world drybulk fleet and have an average age of approximately 4.4 years compared to an industry average of 16 years. The Company believes its large, modern fleet, coupled with the long Navios operating history, allows it to charter-out its vessels for longer periods of time and to higher quality counterparties. All of its 27 active vessels are chartered- out with an average remaining charter period of 1.4 years as of November 29, 2006. As of November 29, 2006, the Company has charters covering 100% of its 2006 available days, 76% of its 2007 available days and 40% of its 2008 available days.

The Company has grown its owned fleet over the last 15 months from six vessels to 17 vessels, of which six vessels were acquired in 2006. As of November 29, 2006, the Company had purchase options on eight of its 17 chartered-in vessels, including purchase options on four of the six vessels to be delivered, and many of these purchase options are at purchase prices below the current market value for the vessels. In August 2006 and November 2006, the Company exercised the option to purchase two of its chartered-in vessels, which would bring its owned fleet to 18 vessels by March 2007. One of these vessels the Navios Star was delivered on December 4, 2006. The Company regularly investigates the acquisition of additional vessels and shipping businesses and is currently in discussions regarding several of such acquisitions, any of which could be material.

The Company is able to operate its owned fleet at low costs through its in-house technical management and the efficiencies derived from its modern fleet. The Company believes its operating costs are approximately 17% below the industry average for vessels of a similar age. Further, through the strategic commercial management of its fleet, the Company fixes the employment for its vessels in the following ways: long-term charters, short-term charters, spot charters, and the use of contracts of affreightment, or CoAs. This integrated management approach maximizes the utilization of its vessels and provides for contracted revenues and operating visibility. Through its contracted revenues and low operating expenses the Company believes it is able to improve the stability and predictability of its cash flows.

On December 18, 2006, the Company completed the sale of $300 million aggregate principal amount of 9½% Senior Notes due 2014.

Dividend Policy

Since announcing its dividend policy in November, 2005, the Company has paid a quarterly dividend of $0.0666 per share in each quarter thereafter. Although it is the Company’s current intent to do so, there can be no assurance that the Company will continue to pay such dividends.

B.    Purpose of the Offer.

The purpose of the Offer is to reduce the number of Warrants outstanding in order to provide greater certainty to investors and potential investors regarding the number of shares of Common Stock which are, and may become, outstanding. The Offer may also result in the Company raising additional capital. The Company believes that the substantial number of Warrants now outstanding creates confusion in the marketplace as well as opportunities for arbitrage that adversely affect the Company’s trading price.

C.    Interests of Directors and Officers.

None of our directors or executive officers own any of the Warrants.

Except as described herein and below, there are no present plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancy on the Board or to change any material term of the employment contract of any executive officer; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company’s corporate structure or business; (g) changes in the Company’s charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; (h) causing a class of equity security of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the 34 Act; or (j) the suspension of the issuer’s obligation to file reports pursuant to Section 15(d) of the 34 Act. The exercise of the Warrants pursuant to the Offer would trigger the acquisition by such exercising holders of additional shares of the Common Stock of the Company.

NONE OF THE COMPANY OR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY HOLDER OF WARRANTS AS TO WHETHER TO TENDER AND EXERCISE SOME OR ALL OF THEIR WARRANTS. EACH HOLDER OF WARRANTS MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER AND EXERCISE THEIR WARRANTS.

6.     PRICE RANGE OF COMMON STOCK, WARRANTS AND UNITS

The Warrants and Common Stock are listed on the Nasdaq Global Market under the symbols BULKW and BULK, respectively. On December 27th, 2006, the last reported sale prices of the Warrants and Common Stock were $0.81 and $5.52, respectively. The Company also has a current trading market for its Units. The Units also trade on the Nasdaq Global Market under the symbol BULKU and on December 27th, 2006 the closing sale price of the Units was $7.10.

The Company recommends that Holders obtain current market quotations for the Common Stock, among other factors, before deciding whether or not to exercise their Warrants.

The following table shows, for the last eight fiscal quarters, as well as the months of October and November 2006, the high and low closing prices per share of the Common Stock, Warrants and Units as quoted on the Nasdaq Global Market:

	Common Stock		Warrants		Units
Quarter Ended	High	Low	High	Low	High	Low
December 31, 2004	$—	$—	—	—	$6.90	$6.00
March 31, 2005	$7.04	$5.25	$1.96	$0.86	$10.75	$6.50
June 30, 2005	$6.15	$5.46	$1.74	$0.67	$9.60	$6.55
September 30, 2005	$6.07	$5.66	$1.35	$0.84	$8.73	$7.25
December 31, 2005	$4.83	$4.51	$1.25	$0.58	$5.96	$5.57
March 31, 2006	$5.12	$4.34	$0.63	$0.42	$6.90	$5.26
June 30, 2006	$4.99	$3.88	$0.58	$0.30	$6.06	$4.35
September 30, 2006	$5.20	$4.11	$0.66	$0.32	$6.50	$4.55
Month Ended
October 2006	$5.65	$4.65	$0.89	$0.48	$7.30	$5.59
November 2006	$5.55	$5.28	$0.82	$0.73	$7.15	$6.70

7.    SOURCE AND AMOUNT OF FUNDS

Because this transaction is an offer to holders to exercise their existing Warrants, there is no source or total amount of funds or other consideration applicable. The Company will use existing working capital to pay expenses associated with this transaction.

8.    TRANSACTIONS AND AGREEMENTS CONCERNING WARRANTS

Other than as set forth below, and as set forth in the Company’s Certificate of Incorporation and By-Laws, there are no agreements, arrangements or understandings between the Company, or any of its directors or executive officers identified above, and any other person with respect to the Warrants.

Dealer Manager Agreement.    In connection with the Offer, the Dealer Manager, Goldman Advisors, a division of Sunrise Securities Corp., will receive a fee equal to the sum of 5% of (i) the cash exercise prices paid by Warrant holders, and (ii) 5% of the value of the shares of Common Stock that are issued to Warrant holders who exchange 5.25 of their Warrants for one share of Common Stock. The value of the Common Stock will be equal to the average closing price of the Company’s shares for the five day period ending on the Expiration Date.

Warrant Agreement.    In connection with its initial public offering and the appointment of a warrant agent for its publicly traded Warrants, the Company’s legal predecessor entered into a Warrant Agreement with Continental Stock Transfer & Trust Company. The Warrant Agreement provides for the various terms, restrictions and governing provisions that dictate all the terms of the Warrants.

9.    FINANCIAL INFORMATION REGARDING THE COMPANY.

The Company incorporates by reference the Company’s financial statements for the fiscal year ended December 31, 2005 that were furnished in the Company’s Annual Report on Form 20-F, and the financial statements for the quarter ended September 30, 2006 that were furnished in the Company’s report on Form 6-K dated November 10, 2006, respectively. The full text of the Annual Report on Form 20-F and the Form 6-K dated November 10, 2006, as well as the other documents the Company has filed with the U.S. Securities and Exchange Commission (‘‘SEC’’) prior to, or will file with the SEC subsequent to, the filing of this Tender Offer Statement on Schedule TO can be accessed electronically on the SEC’s website at www.sec.gov.

10.    EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS; CONDITIONS

The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open.

There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Warrants previously tendered will be deemed exercised as of the original Expiration Date. Amendments to the Offer will be made by written notice thereof to the holders of the Warrants. Material changes to information previously provided to holders of the Warrants in this Offer or in documents furnished subsequent thereto will be disseminated to holders of Warrants. Also, should the Company, pursuant to the terms and conditions of the Offer, materially amend the Offer, the Company will ensure that the Offer remains open long enough to comply with U.S. Federal securities laws. It is possible that such changes could involve an extension of the Offer of up to 10 additional business days.

If the Company materially changes the terms of the Offer or the information concerning the Offer, or it waives a material condition of the Offer, the Company will extend the Offer to the extent required under applicable law. The minimum period during which an offer must remain open following any material change in the terms of the Offer or information concerning the Offer (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought all of which require up to 10 additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

The conditions to the Offer are;

(A)	that at least 50% of the outstanding Warrants (24,785,860 Warrants,) be exercised;

(B)	at least 20% of the Warrants being exercised are exercised pursuant to the method whereby a holder exchanges 5.25 Warrants for one share of Common Stock;

(C)	the existence of an effective registration statement on Form F-3 for the issuance of the Common Stock upon exercise of the Warrants; and

(D)	each Holder delivers to the Company in a timely manner a completed Letter of Transmittal, along with the Holder’s Warrants and, in the case of a cash exercise, proper payment.

Notwithstanding the foregoing, the Company may, in its discretion, elect to waive the condition that at least one-half of the outstanding Warrants be tendered and in the event of such waiver, the Expiration Date will be extended for an additional ten business days.

11.    U.S. TAX CONSEQUENCES:

A.    General

The following summary describes the material U.S. federal income tax considerations of the acquisition and ownership of Common Stock to holders who hold such Common Stock as capital assets and who acquire such Common Stock upon the exercise of the Warrants also held as capital assets. This description also addresses the material U.S. federal income tax considerations of the Offer to holders of the Warrants. This description does not purport to address the potential tax considerations that may be material to a holder based on his or her particular situation and does not address the tax considerations applicable to holders that may be subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	real estate investment trusts;

•	regulated investment companies;

•	grantor trusts;

•	tax-exempt organizations;

•	dealers or traders in securities or currencies;

•	holders that hold Common Stock or Warrants as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar;

•	holders that actually or constructively own or will own 10 percent or more of our voting stock; or

•	a Non-U.S. Holder (as defined below) that is a U.S. expatriate, ‘‘controlled foreign corporation’’ or ‘‘passive foreign investment company.’’

Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax or other tax consequences of the acquisition and ownership of Common Stock or Warrants. Holders should consult their tax advisors with respect to the application of the U.S. tax laws, to their particular situation.

This description is based on the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the Internal Revenue Service or a court, which could affect the tax consequences described herein. For purposes of this description, a U.S. Holder is a beneficial owner of Common Stock or Warrants who for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any State thereof, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) it validly elects to be treated as a United States person for U.S. federal income tax purposes or (2)(a) its administration is subject to the primary supervision of a court within the United States and (b) one or more United States persons have the authority to control all of its substantial decisions.

A Non-U.S. Holder is a beneficial owner of Common Stock or Warrants that is not a United States person and not a partnership for U.S. federal income tax purposes. If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the Common Stock or Warrants, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such partner should consult its own tax advisor as to the application of the U.S. tax laws to its particular situation.

B.    U.S. Tax Consequences for U.S. Holders

The Offer

If you participate in the Offer in accordance with the procedures set forth in this Offer, we intend to treat your participation for U.S. federal income tax purposes in the following manner. If you elect to exercise an existing Warrant to receive 1.16 shares of Common Stock, we will treat the transaction as a ‘‘recapitalization’’ exchange of the existing Warrant for a new warrant with terms corresponding to the exercised number of shares of Common Stock followed by an exercise of the new warrant. If you elect to exercise via an exchange of 5.25 existing Warrants for one (1) new share of Common Stock, we will treat the transaction as a ‘‘recapitalization’’ exchange of warrants for new stock. The consequences of the recapitalization characterization would be that (i) the exchange of existing Warrants for new warrants with a greater number of shares of Common Stock or for Common Stock in an exchange exercise would not cause recognition of gain or loss, (ii) your basis in the new warrants or the Common Stock received in the exchange exercise would be equal to the basis in your existing Warrants given in the exchange, (iii) your basis in Common Stock received upon exercise of the new warrants will equal your basis in the exercised Warrants increased by the exercise price paid to acquire the stock; (iv) in the case of exercise for a greater number of shares of Common Stock, your holding period for the new stock will begin on the day following the date of exercise, and (v) in the case of an exchange exercise, your holding period for the new stock will include your holding period for the surrendered Warrants. If you do not participate in the Offer, we intend to treat the Offer as not resulting in any U.S. federal income tax consequences to you.

The remainder of this summary assumes such treatment of participating and non-participating holders. However, because the federal tax consequences of the Offer are unclear, there can be no assurance in this regard and alternative characterizations are possible that would require you to recognize taxable income. For example, if you are a participating holder, it is possible that the addition of an exchange exercise feature could be treated as resulting in taxable gain from the exchange of existing Warrants for new warrants or as a fee paid by the Company for your participation in the exchange. In addition, the holding period for Common Stock received upon an exchange exercise could be treated as beginning on the day following the date of the exchange (and not including the holding period of the surrendered Warrants). Counsel will not render an opinion on the U.S. federal income tax consequences of the Offer or a holder’s participation in the Offer. You are urged to consult your tax advisor regarding the potential tax consequences of the Offer to you in your particular situation, including the consequences of possible alternative characterizations.

Assuming the recapitalization treatment described above, if you are a participating holder, you will be required to file with your U.S. federal income tax return for the year in which the recapitalization occurs a statement setting forth certain information relating to your existing Warrants (including basis information) and any new Warrants that you are deemed to receive in exchange for your existing Warrants, and to maintain permanent records containing such information.

Ownership of Common Stock

Subject to the passive foreign investment company rules discussed below, if you are a U.S. Holder, the gross amount of any distribution made to you with respect to your Common Stock would be includible in your income as dividend income to the extent paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. In general, such dividends would not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders with respect to dividends received from a U.S. corporation. To the extent, if any, that the amount of any distribution exceeded our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it would be treated first as a tax-free return of your adjusted tax basis in your Common Stock and thereafter as capital gain. We do not maintain calculations of earnings and profits under U.S. federal income tax principles.

If you are a U.S. Holder, subject to the succeeding sentence, any dividends paid to you with respect to your Common Stock would generally be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. However, as long as 50 percent or more of our stock, by vote or value, is actually or constructively owned by U.S. Holders, a portion of such dividends would (subject to a de minimis exception) be treated as U.S. source income to the extent paid out of earnings and profits from U.S. sources. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, for taxable years beginning before December 31, 2006, any dividends that we distribute generally would constitute

‘‘passive income,’’ or, in the case of certain U.S. Holders, ‘‘financial services income.’’ For taxable years beginning after December 31, 2006, any dividends we distribute generally will constitute ‘‘passive category income,’’ or, in the case of certain U.S. Holders, ‘‘general category income.’’

Effective for tax years through 2008, certain dividend income received by non-corporate U.S. taxpayers from domestic corporations or ‘‘qualified foreign corporations’’ is eligible to be taxed at reduced rates, subject to a holder’s satisfaction of certain significant holding period and other applicable requirements. Dividends paid by a foreign corporation (other than a passive foreign investment company) that is not otherwise a qualified foreign corporation are treated as paid by a qualified foreign corporation if the stock with respect to which the dividend is paid is listed on a registered national securities exchange. Our Common Stock is currently listed on the Nasdaq Global Market. Accordingly, dividends, if any, paid by us on our Common Stock for tax years through 2008 would be eligible to be taxed at reduced rates if our Common Stock is listed on the Nasdaq Global Market at the time the dividends are paid and we are not a passive foreign investment company.

Sale or Exchange of Common Stock

If you are a U.S. Holder, you generally will recognize gain or loss on the sale or exchange of your Common Stock equal to the difference between the amount realized on such sale or exchange and your adjusted tax basis in your Common Stock.

Subject to the passive foreign investment company rules discussed below, any gain or loss recognized on the sale or exchange of Common Stock generally will be capital gain or loss. Capital gain of a non-corporate U.S. Holder is eligible to be taxed at reduced rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Capital gain or loss, if any, recognized by you generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Rules

We believe that we are not a passive foreign investment company, or PFIC, for U.S. federal income tax purposes, and thus that the Common Stock should not be treated as stock of a PFIC. This conclusion, however, is a factual determination that is made annually and thus is uncertain and may be subject to change. If the Common Stock is treated as stock of a PFIC, gain realized on the sale or other disposition of the Common Stock would in general not be treated as capital gain. Instead, you would be treated as if you had realized such gain, as well as certain ‘‘excess distributions’’ (if any) received on the Common Stock, ratably over your holding period for the Common Stock and the Warrants, as calculated for purposes of the PFIC rules, and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, and subject to an interest charge in respect of the tax attributable to each such year.

In addition, dividends, if any, paid by us in any taxable year in which we are a PFIC would not be eligible to be taxed at reduced rates as described above under ‘‘Distributions,’’ even if they otherwise would qualify for such reduced rates by reason of our Common Stock being listed on a registered national securities exchange or on the Nasdaq Global Market.

C.    U.S. Tax consequences for Non-U.S. Holders

The Offer

If you are a Non-U.S. Holder, you generally would not be subject to U.S. federal income or withholding tax in connection with the Offer under the recapitalization treatment described above under ‘‘U.S. Holders — The Offer.’’ You are urged to consult your tax advisor regarding the potential tax consequences of the Offer to you in your particular situation, including the consequences of possible alternative characterizations.

Ownership of Common Stock

Subject to the discussion below under ‘‘U.S. Backup Withholding Tax and Information Reporting Requirements,’’ if you are a Non-U.S. Holder, any dividends on Common Stock paid to you generally would not be treated as effectively connected with the conduct of a trade or business in the United States and would be exempt from U.S. federal income tax, including withholding tax, unless you:

•	have an office or other fixed place of business in the United States to which the dividend income is attributable, and

•	derive the dividend income in the active conduct of a banking, financing or similar business within the United States.

In addition, subject to the discussion below under ‘‘U.S. Backup Withholding Tax and Information Reporting Requirements,’’ you generally will not be subject to U.S. federal income or withholding tax on any income or gain realized on the sale, exchange or retirement of Common Stock unless:

•	such income or gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual and have been present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

U.S. Backup Withholding Tax and Information Reporting Requirements

Information reporting generally will apply to payments of dividends on the Common Stock and proceeds from the sale or exchange of Common Stock or Warrants made within the United States to a holder, other than an exempt recipient, including a corporation, a payee that is not a United States person that provides an appropriate certification and certain other persons. If information reporting applies to any such payment, a payor will be required to withhold backup withholding tax from the payment if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of Common Stock or Warrants. You should consult your own tax advisor concerning the tax consequences to you, in your particular situation, of owning Common Stock or Warrants.

12.    RISK FACTORS; FORWARD LOOKING STATEMENTS

In addition to those risks discussed in this Offer, information concerning risk factors included in the Company’s Annual Report on Form 20-F for year ended December 31, 2005 is incorporated by reference herein. Additional risks and uncertainties not presently know to the Company or that the Company currently deems immaterial also may impair our business operations. If any of the matters identified as potential risks materialize, our business could be harmed. In that event, the trading price of our Common Stock could decline to prices below that paid pursuant to an exercise of the Warrants.

The U.S. federal income tax consequences of the offer are unclear and may result in taxable income to a holder of warrants.

For U.S. federal income tax purposes, we intend to treat a holder’s participation in the offer as resulting in a tax-free ‘‘recapitalization.’’ However, alternative characterizations are possible that would result in taxable income being recognized currently by holders. Holders are urged to consult their tax advisors regarding the potential tax consequences of the offer to them in their particular situations, including the consequences of possible alternative characterizations.

13.    ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, as amended, of which this Offer is a part. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that Holders review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC before making a decision on whether to accept the Offer.

The Company will assess whether it is permitted to make the Offer in all jurisdictions. If the Company determines that it is not legally able to make the Offer in a particular jurisdiction, the Company reserves the right to withdraw the Offer in that particular jurisdiction and the Company will inform Holders of this decision. If the Company withdraws the Offer in a particular jurisdiction, the Offer will not be made to, or will amendments be accepted from or on behalf of the Holders residing in that jurisdiction.

The Board of Directors of the Company recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and Holders should consult with personal advisors if Holders have questions about their financial or tax situation. The information about this Offer from the Company is limited to this document.

The Company is subject to the information requirements of the 1934 Securities Exchange Act, as amended, and in accordance therewith files and furnishes reports and other information with the Commission. All reports and other documents the Company has filed with the SEC, including the Schedule TO relating to the Offer, or will file with the SEC in the future can be accessed electronically on the SEC’s website at www.sec.gov.

Sincerely,
Navios Maritime Holdings Inc. 85 Akti Miouli Street Piraeus, Greece 185 38 (011) +30-210-4595000

THE DEPOSITARY FOR OUR OFFER IS:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

BY MAIL, HAND OR OVERNIGHT DELIVERY:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
17 BATTERY PLACE 8TH FLR
NEW YORK, NY 10004

BY FACSIMILE TRANSMISSION:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
FACSIMILE: (212) 616-7610

CONFIRM BY TELEPHONE:
(212) 509-4000 ext. 536

THE INFORMATION AGENT FOR OUR OFFER IS:

MORROW & CO., INC.
470 WEST AVENUE
STAMFORD, CT 06902
(203) 658-9400
tender.info@morrowco.com

Banks and Brokerage Firms, Please Call: (203) 658-9400
Stockholders, Please Call Toll Free: (800) 607-0088

ANY QUESTION OR REQUEST FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT THE ADDRESS AND PHONE NUMBER LISTED ABOVE.

REQUESTS FOR ADDITIONAL COPIES OF THE OFFER LETTER, THE LETTER OF TRANSMITTAL OR OTHER DOCUMENTS RELATED TO THE OFFER MAY ALSO BE DIRECTED TO THE INFORMATION AGENT